Exhibit 14.1

Weyerhaeuser

CODE OF

ETHICS

Our Reputation: A Shared Responsibility, 9th Edition

OUR VISION

Working together to be the world’s premier

timber, land, and forest products company.

A MESSAGE FROM

DOYLE SIMONS

Integrity is a core value at Weyerhaeuser and a critical part of our company vision. To ensure we always live up to that value, it’s helpful to understand what is expected as we interact with people, make decisions, and go about our daily work.

The standards described in our company’s Code of Ethics are there to help us exercise sound judgment, demonstrate commitment to ethical business conduct, and make the right ethical decision every time. Each of us is responsible for understanding and following these standards, and for role-modeling integrity as a deeply held value that cannot be compromised.

If you have ethics-related questions or concerns, speak up and don’t hesitate to contact our Ethics and Business Conduct office. All requests are handled confidentially and you won’t be retaliated against for raising a concern. You may call the Weyerhaeuser EthicsLine at (800) 716-3488 or visit the website at WeyerhaeuserEthicsOnline.com.

At Weyerhaeuser, we do the right thing in the right way. And if the path forward isn’t clear, we ask before we act. Thank you for your commitment to acting with honesty and integrity every day.

Doyle R. Simons
President and Chief Executive Officer

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CONTENTS

04	ETHICS AND BUSINESS CONDUCT
05	Business Ethics Expectations
05	Resolving Business Ethics Concerns
07	Retaliation Prohibited
08	OUR EMPLOYEES

09	Employment Expectations
09	Equal Employment Opportunity and Anti-Harassment
09	Relatives and Dating Relationships in the Workplace
10	Protection of Employee Information

10	Safety and Health
10	Injuries in the Workplace
10	Drug-Free and Alcohol-Free Workplace
10	Workplace Violence
12	OUR COMPANY AND SHAREHOLDERS

13	Company Assets
13	Company Funds
13	Company Property
13	Intellectual Property
14	Records and Information Management
14	Litigation
14	Electronic Network Use
14	Public Sharing of Company Information

15	Company Name and Endorsements
15	Media Inquiries

15	Conflicts of Interest
15	Outside Financial Interests
15	Family and Friends
16	Preferential Treatment
16	Using Company Suppliers
16	Second Jobs and Outside Business Activities
17	Outside Investment Opportunities and Corporate Opportunities

17	Insider Trading
17	Employee Responsibilities
18	Special Instructions
18	Directors and Company Officers
18	Full and Fair Disclosure
20	THE MARKETPLACE

21	Antitrust and Competition Laws
21	Employee Responsibilities
21	Potential Antitrust Involvement
21	Available Resources

21	International Business Conduct
21	Anti-Bribery
23	International Trade
23	Anti-Money Laundering
23	Data Privacy
23	Human Rights

24	Suppliers, Contractors and Customers
24	Employee Responsibilities and Company Expectations
24	Payments, Gifts and Entertainment
24	Confidential Information
24	Purchases or Sales Independence
24	Promotions
24	Remarks About Others

26	Gifts and Entertainment
26	Gift Guidelines
27	Entertainment Guidelines
27	Gifts and Entertainment in International Business
30	OUR COMMUNITIES AND THE PUBLIC

31	Environmental Responsibility
31	Employee Responsibilities
31	Resolution Process

31	Government Relationships
31	Government Affairs
32	Government Contracting
32	Government Investigations, Inspections and Requests

WAIVERS: This code of ethics applies to all employees, officers of the company and the board of directors.

No waiver of a material provision of this code of ethics may be made for executive officers or directors except with the prior approval of the board of directors or a board committee and with timely disclosure to shareholders.

ETHICS AND BUSINESS CONDUCT

Weyerhaeuser is committed to ethical business conduct. Every one of us is responsible for protecting and maintaining our company's integrity and reputation. This means we act with integrity and conduct our business and ourselves in a way that protects our reputation for fairness and honesty.

Ethics and Business Conduct

As Weyerhaeuser employees, we are the keepers of our ethical culture. The code of ethics, along with Weyerhaeuser’s core policies, sets expectations for conducting company business and is the foundation for ethical business conduct. Company businesses and functions may also have additional policies specific to their operations and activities.

We are expected to demonstrate ethical leadership by raising questions and concerns about the right thing to do and we will be protected from retaliation for raising concerns. Leaders are expected to lead by example and to role-model, communicate and reinforce ethical business conduct and our values. Our reputation depends on our commitment to integrity and compliance.

BUSINESS ETHICS EXPECTATIONS

All employees, officers and directors share responsibility to ensure the company acts ethically in our business relationships with all of our stakeholders, including our employees, communities, customers, suppliers, contractors and shareholders. All employees, officers and directors are required to comply with applicable laws, rules and regulations. The code of ethics applies to all employees, officers of the company and the board of directors.

Employees are expected to report any known or suspected wrongdoing. Employees may not knowingly help another person conduct business unethically.

Employees are personally responsible for behaving in a highly ethical manner as they conduct business on behalf of the company. In addition, employees are required to participate in regular training to learn about business ethics expectations.

Leader responsibilities include modeling exemplary behavior in ethical business conduct and being open and available to discuss compliance and ethics concerns. Leaders must protect from retaliation any employee who reports, supplies information or assists in an investigation into a compliance or business ethics concern.

The code of ethics provides a common understanding of our ethical values and expectations. It also provides tools for assessing situations and resources to help answer additional questions.

Responsibility for complying with this code of ethics rests with each of us.

See Business Ethics Core Policy on the Weyerhaeuser intranet.

RESOLVING BUSINESS ETHICS CONCERNS

At times, you may face situations where the right decision may not be clear. If that happens, ask yourself the following questions:

•	Is it consistent with company values?

•	Is it consistent with the code of ethics?

•	Is it consistent with company policies?
•	Would it affect the company’s reputation?

•	Would I want to see it in the news?

•	Is it the right thing to do?

•	Is it legal?

The Issue Resolution Process

If you are faced with a situation that may not comply with our business ethics standards or you are concerned that it may be unethical, inappropriate or illegal, do the following:

•	First, consider the steps you can take to try to remedy the situation. If possible, discuss the concern directly with the person involved.

•	Try to resolve the concern through your supervisor, other standard management channels or your human resources manager.

•	If you are an employee whose concern is covered by a labor agreement, speak with your union representative and, where appropriate, follow the grievance process.

•	If your issues or concerns are not being adequately addressed or resolved, contact any of the following:

–	Ethics and Business Conduct at EthicsLine: (800) 716-3488 or (206) 539-3906
–	Ethics and Business Conduct at EthicsOnline: WeyerhaeuserEthicsOnline.com
–	Law Department, any executive or senior vice president, or the president and CEO

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If your concern is not resolved after following these steps or if your issue is an ethics and business conduct matter, contact:

Ethics and Business Conduct

(800) 716-3488 or (206) 539-3906

WeyerhaeuserEthicsOnline.com

You may submit your concerns regarding accounting and audit matters and internal controls directly to the chair of the board of directors’ Audit Committee by contacting the office of the company’s corporate secretary at CorporateSecretary@Weyerhaeuser.com. The corporate secretary will forward your concerns to the chair of the Audit Committee.

Speak Up — What to Expect When You Contact Ethics and Business Conduct

Ethics and Business Conduct is a companywide resource that provides services to employees, customers, contractors, suppliers and the public. We administer our code of ethics, manage our system to respond to allegations of violations of our code, provide regular education on ethics and business conduct, and audit the effectiveness of compliance with the code.

If you have an ethics or compliance question or concern, please speak up. Ethics and Business Conduct will help you with ethical decision making and be a confidential resource to address ethics and compliance issues.

You can contact EthicsLine at (800) 716-3488 or EthicsOnline at WeyerhaeuserEthicsOnline.com 24 hours a day, seven days a week, in multiple languages, to report issues and ask questions. EthicsLine is answered by an independent company. Ethics and Business Conduct responds to all questions and allegations that come through these channels and works with the appropriate internal department for investigation and action. During normal business hours, Ethics and Business Conduct staff is also available directly by phone or email.

You may report an issue anonymously. If you choose to remain anonymous, it is important that you clearly describe the situation and provide sufficient details so that your concern can be adequately addressed.

Speaking up about an issue contributes to the ethical culture of Weyerhaeuser, can protect the company from harm and is the right thing to do. The board of directors and senior management encourage employees to speak up and raise concerns of any potentially illegal, improper or unethical actions. Ethics and Business Conduct will protect the confidentiality of information provided to it consistent with the need to conduct an appropriate investigation and to the extent permitted by the law, unless maintaining confidentiality would create a significant health or safety risk or a legal obligation.

See Ethics and Business Conduct on the Weyerhaeuser intranet.

RETALIATION PROHIBITED

Weyerhaeuser is committed to protecting employees from retaliation when they raise business conduct issues or report alleged violations of company policy or the law. The company also prohibits any form of retaliation against employees who assist in an investigation related to these alleged violations. Retaliation discourages speaking up and damages our ethical culture.

SOME EXAMPLES OF RETALIATION

•  Termination, demotion, transfer

•  Harassment, intimidation, threats

•  Reduction of compensation

•  Denial of promotion

•  Not being included in social events

•  Suggestions are ignored

Retaliation against employees for reporting business conduct issues or violations of company policy or law may result in disciplinary action, up to and including termination, for any person who retaliates.

Retaliation against employees who report alleged violations of law may also result in criminal charges, fines and imprisonment and could expose the company to substantial fines.

Leaders must be proactive in preventing retaliation. Managers will promptly investigate all allegations of retaliation and, if substantiated, will take immediate and appropriate corrective action.

See Non-Retaliation section of the Equal Opportunity/Non-Retaliation Policy on the Weyerhaeuser intranet.

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OUR EMPLOYEES

Weyerhaeuser's commitment to ethical business conduct has its roots in the day-to-day relationships we have with each other.

The company's success relies on our ability to work together to meet the needs of customers. To make this happen, we all take personal responsibility for meeting our commitments and achieving shared goals.

Employment Expectations

A diversity of people and ideas in the workplace is essential to Weyerhaeuser’s business success. All employees are expected to respect and value the contributions that people of different characteristics, experiences and backgrounds offer.

Equal Employment Opportunity and Anti-Harassment

As Weyerhaeuser employees, we are expected to work with suppliers, customers and other employees without discrimination and harassment. Our work environment will be free from discrimination, harassment and inappropriate workplace conduct. Discrimination or harassment based upon an individual’s gender, race, color, religion, national origin, age, disability, sexual orientation, gender identity, genetic information, veteran status, marital status or any other characteristic protected by local, state, or federal law will not be tolerated.

Prohibited harassment includes unwelcome conduct based upon any of these protected characteristics, or other statutorily protected characteristics, that negatively affects an individual’s work performance or creates an intimidating, hostile or offensive work environment.

Inappropriate workplace conduct includes unwelcome physical or verbal conduct such as taunting, teasing, intimidation, bullying or similar behaviors that a person knows or should know is unwanted, unwelcome or inappropriate in the workplace.

SOME EXAMPLES OF HARASSMENT • Sexual or offensive jokes • Derogatory racial slurs or sexual comments • Unwanted physical contact • Inappropriate cartoons, pictures and emails

See Harassment & Inappropriate Workplace Conduct section of the Equal Opportunity/Non-Retaliation Policy on the Weyerhaeuser intranet.

Relatives and Dating Relationships in the Workplace

Relatives working for Weyerhaeuser should, if possible, be employed in separate organizations or units. “Relative” is defined as mother, father, husband, wife, domestic partner, grandparent, grandchild, brother, sister, son, daughter, in-law or comparable step relationship. If relatives work in the same unit, employment decisions concerning one relative (such as pay or promotion) may not be influenced by another relative. Relatives may not have any direct or indirect reporting relationship with each other. However, exceptions may be approved by the appropriate site leader or functional director. If the reporting relationship involves a direct report of a site leader or functional director, then the exception must be approved by the next-level manager.

These expectations also apply to employees who are in a dating or intimate relationship. These relationships may not present an actual conflict of interest but may create the perception of a conflict of interest. Persons who are in a dating or intimate relationship should not have any direct or indirect reporting relationship with each other and should not be in a position to influence any employment decision about each other. If a dating or intimate relationship exists or develops between employees in a reporting relationship, or if it involves an employee in a position of influence (such as involving a member of a mill or department leadership team or human resources), the employees involved must disclose this relationship to their supervisor(s) or human resources manager(s) immediately. Failure to disclose a relationship of this nature is considered a serious performance issue. Actual or perceived conflicts of interest occurring because of a dating or intimate relationship will be reviewed and then addressed as needed.

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Protection of Employee Information

During the hiring process and through the course of employment, Weyerhaeuser collects, uses and discloses personal information about its employees to:

•	manage and administer the employment relationship

•	recruit, retain and develop employees

•	manage and develop Weyerhaeuser business and operations

•	comply with legal and regulatory requirements

To protect employees’ personal information and an employee’s right to privacy, Weyerhaeuser strives to:

•	safeguard employees’ personal information

•	protect the confidentiality of employees’ personal information when dealing with third parties

•	keep employees’ information accurate and up to date

•	restrict access to such information to the employee and those with a legitimate business or legal need to know

Safety and Health

Providing a safe and healthy workplace is a core company value. All safety incidents are preventable. Every employee can and should finish each day safely and in good health. It is everyone’s responsibility to comply with Weyerhaeuser’s expectations relating to workplace safety and health.

Injured employees must be treated with dignity and respect and provided care when addressing workplace injury and illness.

Any unsafe behavior or condition that threatens the safety or health of any person should be brought to the attention of a supervisor as soon as possible. Retaliation against employees for reporting safety concerns is a violation of company policy and will result in disciplinary action, up to and including termination.

If There Is an Injury

All injuries must be promptly and accurately reported. Prompt and accurate reports help us take action to prevent recurrences. Failure to report injuries can increase the risk of recurrence, could delay appropriate medical treatment and could subject the company to substantial penalties.

If you believe you are not being treated appropriately following an injury, you should contact your manager or local human resources manager. If you believe your concern is not adequately addressed, you can contact Environment, Health and Safety; Disability Management; or Ethics and Business Conduct.

Drug-Free and Alcohol-Free Workplace

It is unacceptable for employees to work when their ability to function safely is diminished for any reason. While conducting company business, employees may not have any illegal or legal drugs, including alcohol, in their systems that could cause impairment.

The possession, sale, purchase, delivery, use or transfer of illegal substances on company premises or at company functions violates company policy and may result in disciplinary action, up to and including termination.

Workplace Violence

Weyerhaeuser is committed to maintaining a safe work environment for all employees. Threats, intimidation, harassment, assault or any acts of violence are inappropriate, unacceptable and will not be tolerated. Managers are required to investigate and report these kinds of actions immediately to Human Resources and Corporate Security.

OUR COMPANY AND SHAREHOLDERS

Weyerhaeuser employees protect company assets and information and use them to create and sustain shareholder value. We avoid having interests that conflict with our responsibilities as employees and disclose and resolve any actual or perceived conflicts.

Company Assets

As Weyerhaeuser employees, we are responsible for the appropriate use and protection of company assets, such as funds, property, information and records.

INAPPROPRIATE USE OF COMPANY ASSETS

•  Using a company vehicle, tools or equipment for personal use without proper authorization

•  Sharing confidential and nonpublic proprietary information outside the company, such as pricing or strategic plans

•  Altering financial records

•  Submitting false expense reports

Company Funds

The prudent, effective and appropriate use of all company funds is our responsibility. This includes funds used for business travel and entertainment, credit cards for purchasing and any other cash equivalents. Employees may not transfer, on behalf of or in connection with the company, any funds in ways or for purposes prohibited by U.S. or local country laws. (See International Business Conduct section.)

Company Property

As Weyerhaeuser employees, we may use company property or services for personal use only if the property and services have been properly approved for general or public use, such as hunting or hiking. Any other personal use of company-owned land, materials and equipment must be approved in writing in advance from site management. Any such use may not reduce the value of the property, be for personal profit or have any other negative effect.

Company property, equipment and materials, including records, may not be removed from the premises except for business purposes. Only with appropriate written authorization from site management may company property be sold, loaned, given away or otherwise disposed of, regardless of its condition or value.

Employees who are transferred, terminated or granted leave may not remove materials or information designated as company property unless they have received appropriate written authorization in advance.

Access to company facilities by third parties, such as vendors, suppliers, customers and competitors, is necessary for the day-to-day operation of our businesses. Employees must ensure that company property, including intellectual property, in use in our facilities is appropriately safeguarded from these third parties.

Intellectual Property

As Weyerhaeuser employees, we may learn about or create intellectual property in the course of our work. Intellectual property is valuable information that is, or may become, proprietary and that helps Weyerhaeuser maintain a competitive advantage.

FOR EXAMPLE:

Intellectual property is business information such as:

•  pricing and rebate programs

•  customer lists and contacts

•  supplier lists and costs

•  market studies

•  business forecasts and strategies

•  forms and financial models

•  contract terms and conditions

Intellectual property is also technical information such as:

•  ideas

•  formulas and recipes

•  new products and processes

•  engineering plans, designs, diagrams, drawings or blueprints

•  manufacturing operating parameters

•  software and source codes

•  scientific data and research results

Some of this information is protected by patents, copyrights or trademarks. Other information is protected either as a trade secret or through contractual obligations.

We must use good judgment and may not disclose or use intellectual property except for its intended purpose, whether during or after employment with Weyerhaeuser, without appropriate written authorization in advance.

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Records and Information Management

Information is an important asset of the company. All Weyerhaeuser employees possess information that must be managed appropriately throughout its entire life cycle, including proper creation, receipt, use, distribution, storage, protection, retention and final disposition. Knowing what information to keep, what to destroy, and when and how to destroy it promotes efficiency, savings, confidentiality and legal compliance.

Company records must be kept in such a way that an accurate, auditable trail is maintained. This applies to records such as the following:

•	financial transactions

•	safety statistics

•	workers’ compensation claims

•	environmental regulatory documents

•	other records identified in the company’s records retention schedule

Financial records must also be maintained in accordance with generally accepted accounting principles. Employees may not make or omit an entry on the company’s books or records if the result would misrepresent the true nature of any transaction.

Employees should be aware of and comply with Weyerhaeuser’s companywide Records Management Program to ensure the appropriate retention, protection, maintenance and disposition of all records, regardless of their format or media.

Litigation

Employees must contact the Law Department whenever legal proceedings are brought or threatened against the company, or before initiating litigation on behalf of the company. Information that may be relevant to any legal or regulatory matter must be preserved and may not be altered or destroyed. If you have questions about whether information you control is subject to a preservation notice, contact the Law Department.

Electronic Network Use

Weyerhaeuser’s electronic network, devices, data and services are to be used for business purposes. Limited personal use is permitted during non-working time as long as the use does not adversely affect safety, productivity, network performance or violate company policy, or the law.

Weyerhaeuser data is also a company asset and must be protected. To protect this data, employees must comply with company policies relating to IT Security.

As employees, we will:

•	not visit, send or accept information from sources that involve pornography or gambling; which promote racism, violence, or terrorism; or that are associated with illegal activities such as prostitution, distribution of harmful computer software, or the sale of illegal goods or services
•	recognize that use of Weyerhaeuser’s network, devices and services is not private and may be monitored, audited, captured, or reviewed by the company at any time without notice

•	protect user accounts or passwords from unauthorized use

See Electronic Network Use Policy on the Weyerhaeuser intranet.

Public Sharing of Company Information

We use a variety of methods to communicate with investors, customers, community leaders, policymakers, regulators, academic institutions, associations, competitors and others. Communicating with our stakeholders is critical to our long-term success. However, we also must be careful to ensure responsible disclosure of company information. In particular, as the ease and speed of communication becomes more and more prevalent via social networking, it is critical that each of us understands the company’s expectations around sharing information publicly. If your job responsibilities include publicly sharing information on behalf of the company, speak with your manager for guidance about these communications.

Company Name and Endorsements

Weyerhaeuser’s name and logo should not be used to endorse another company or product. An endorsement is a written or spoken statement, or may include participation in a vendor’s or supplier’s event, meeting or conference, that states or implies Weyerhaeuser’s support or approval of a third party’s products or services. Exceptions may be made if there is a strong business case that includes some expected benefit back to our company. Requests for exceptions should be submitted to the Communications Department. Suppliers or service providers may include the Weyerhaeuser name within a list of other clients as long as the representation is strictly factual and does not imply an endorsement.

Media Inquiries

Weyerhaeuser strives to communicate openly with the public, the media and the community only through designated spokespersons. Employees should not talk directly with the media on Weyerhaeuser’s behalf without prior approval. Contact the Communications Department before contacting or speaking to the media on behalf of Weyerhaeuser.

Conflicts of Interest

A conflict of interest is a situation in which an employee’s personal interests or responsibilities do not align, and may even conflict, with our obligations as employees. Even when no one has done anything unethical or improper, a potential conflict of interest or the appearance of a conflict can result in suspicion of wrongdoing that may cause a loss of confidence in the individual and/or in the company.

EXAMPLE:

A unit manager is part owner of a company that supplies some parts and equipment to the site. In spite of strictly followed checks and balances on purchasing decisions, it appears to others that the unit manager is diverting business to her company and perhaps profiting at Weyerhaeuser’s expense.

All Weyerhaeuser employees, officers and directors are expected to avoid both actual conflicts of interest and the appearance of such conflicts. All business decisions must be based on their value to Weyerhaeuser. We have an obligation to act in the best interest of the company at all times and role-model our core values.

Outside Financial Interests

As a general rule, employees and their immediate family members may not have any financial interest or ownership in a Weyerhaeuser supplier, contractor, customer or competitor with whom the employee deals in his or her job. Before entering into any such arrangement, fully disclose the details of the arrangement to your unit or function manager and general counsel and obtain their written clearance.

A financial interest does not include ownership of securities in a publicly traded company if such ownership is less than one percent of the public company’s outstanding shares.

Family and Friends

It is also possible for the actions of family or friends to create a conflict of interest for employees.

EXAMPLE:

The company purchases supplies through a purchasing manager’s son, who is a sales representative for our preferred supplier. There may be questions as to whether the purchasing manager improperly influenced the purchasing decision to reward her son.

You may not do business on behalf of the company with a close friend or relative — or with a firm where such a person is a principal, officer or representative — without written clearance from both your unit or function manager and next-level manager.

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Preferential Treatment

A conflict of interest occurs when an employee asks for or accepts special favors, gifts or entertainment from a supplier, contractor or customer based on his or her position or job with the company. You also may not give preferential treatment to others based solely on personal relationships.

Using Company Suppliers

Employees who use company suppliers or contractors for personal business must pay market value for any services or products purchased. In addition, you must disclose in writing to your unit or function manager your plan to do personal business with a company supplier or contractor.

Second Jobs and Outside Business Activities

Employees are expected to give their full-time best efforts to the company. You should not engage in outside business activities that take time or attention away from your Weyerhaeuser duties and responsibilities, compete with the company or would otherwise be harmful to the company.

It is recommended that you tell your manager of any second job or outside business activity. If you or your manager feels it is necessary, your manager should provide written clearance that a second job or outside business activity, such as self-employment or working on a consulting basis, is acceptable within the bounds of expected job performance and that no apparent conflict of interest exists.

It is each employee’s responsibility to make sure that a second job or outside business activity does not conflict with Weyerhaeuser’s interests. You may work for a Weyerhaeuser supplier, contractor, customer or competitor only with written approval from your unit or function manager.

OUTSIDE INVESTMENT OPPORTUNITIES AND CORPORATE OPPORTUNITIES

Weyerhaeuser may be interested in business or investment opportunities that employees learn about because of their employment with the company. As employees, we are expected to disclose information about such opportunities to the company before taking personal advantage of them.

Insider Trading

Weyerhaeuser stock is publicly traded. In the course of your job, you may become aware of material, nonpublic information, or “inside information,” about Weyerhaeuser or another company. The law prohibits you from buying or selling the public securities of a company, including Weyerhaeuser, on the basis of inside information, and also prohibits you from sharing (“tipping”) inside information with others. The law in this area is complex and you should contact the Law Department if you have questions.

WHAT IS INSIDE INFORMATION?

Any information that is not publicly known that could influence a decision to buy or sell stock or could reasonably be expected to affect the price of stock. Examples include financial results, earnings projections, a proposed acquisition or divestiture, a significant new commercial agreement or significant new litigation. You should contact the Law Department if you have questions.

Employee Responsibilities

The possession of inside information can raise personal and corporate concerns. Employees who possess inside information must comply with the following rules:

•	You may not disclose inside information to anyone either inside or outside the company unless properly authorized to do so in advance.

•	You may not trade in Weyerhaeuser securities until the inside information has been publicly available for two full trading days. A trading day is a day when the New York Stock Exchange is open for business.

•	You may not trade in the securities of another company if the value of that company’s stock is likely to be affected by an action you know Weyerhaeuser intends to take and the action has not yet been publicly disclosed.

•	You are considered the beneficial owner of any stock owned by your spouse or relatives living with you, so if you are not able to trade, your spouse or relatives living with you also may not trade.

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Special Instructions

Certain employees are not allowed to trade in Weyerhaeuser securities for a specified period of time around each quarter’s earnings release. In addition, the general counsel may instruct select officers or employees not to trade in Weyerhaeuser securities or securities of another company in connection with important company transactions or events. If you have received such an instruction, you may trade in Weyerhaeuser securities or securities of the other company only if you have been informed by the general counsel that the trading prohibition is no longer in effect.

Directors and Company Officers

Directors and executive officers of the company may trade in Weyerhaeuser securities only with prior approval from the corporate secretary or general counsel. This restriction applies to officers of the company who are required by law to report their trading activities in Weyerhaeuser securities to the U.S. Securities and Exchange Commission.

FULL AND FAIR DISCLOSURE

Weyerhaeuser is committed to complying with the securities laws; communicating with its shareholders and investors in a candid and forthright manner; and providing disclosures that are full, fair, accurate, timely and understandable.

Employee Responsibilities

Employees are expected to comply with the securities laws and company policies and procedures relating to accounting, auditing, record keeping, document retention, communications and information disclosure. You may not disclose inside information to anyone either inside or outside the company unless properly authorized to do so in advance.

Resolution Process

If you become aware of a situation or practice that you know or suspect involves questionable accounting, record keeping, auditing or disclosure, but are unable to address it personally, you should promptly contact your supervisor, Internal Audit, the Law Department, or Ethics and Business Conduct.

THE MARKETPLACE

Fair and open competition is critical to our success. We support competition in the global marketplace and do not engage in practices or activities that violate applicable laws or compromise our business ethics standards.

We treat all customers and suppliers with fairness and respect and engage in only ethical and lawful business practices.

Antitrust and Competition Laws

Most countries have laws that are designed to preserve and protect competition in goods and services, including the antitrust laws of the United States and the competition laws of Canada.

Some violations of antitrust and competition laws can result in felony criminal charges, exposing the company to substantial fines and individuals to fines and imprisonment. Violations can also lead to lawsuits, exposing Weyerhaeuser to large damages and orders restricting company operations. Employees who violate these laws may also be subject to disciplinary action, up to and including termination.

Employee Responsibilities

Every employee must comply with the antitrust and competition laws. These laws can be complex and can differ from country to country. Here are some important steps that will significantly reduce the possibility of antitrust violations:

•	Do not communicate with competitors (or their representatives) about competitive topics, including:
–	current or future prices
–	terms of sale
–	pricing plans
–	marketing strategies and/or plans
–	expansion plans
–	facility closures
–	contraction and/or downtime plans
–	specific costs
–	inventory
–	supply and demand conditions
•	Be careful how you discuss competitors or competition in memos, studies, reports, email and voice mail. Poorly worded documents or messages can give the impression that improper activity took place when in fact it did not.

•	Get proper approval for all contracts, including joint-venture agreements. Agreements involving competitors or potential competitors are particularly sensitive. Contact the Law Department for assistance.

•	Do not engage in benchmarking activities with competitors unless you receive approval in advance from the Law Department and the appropriate senior management team member.

Potential Antitrust Involvement

If you are involved in or observe an activity that could raise an antitrust or competition law issue, immediately contact the Law Department or Ethics and Business Conduct for advice.

For More Information

The Law Department has prepared antitrust compliance guidelines and online training. You should be familiar with these materials.

See Antitrust and Competition

Law Compliance Program on the Weyerhaeuser intranet.

International Business Conduct

Weyerhaeuser is committed to conducting business with integrity. We strive to do business with our customers and suppliers and with government agencies in a straightforward and transparent manner. We obey the law in all countries where the company does business. Employees in our international operations must comply with the law of the host country and with applicable U.S. laws and regulations. If there is a conflict between local laws and U.S. laws and regulations, contact the Law Department for advice.

ANTI-BRIBERY

We comply with all anti-bribery laws, including the U.S. Foreign Corrupt Practices Act, the Canada Corruption of Foreign Officials Act and the UK Bribery Act. Our anti-bribery policy makes clear that we do not directly or indirectly solicit or accept, or offer, promise, authorize or give, bribes or other improper payments from or to anyone. This applies to all of our business activities anywhere in the world, whether they involve government officials or private commercial activities.

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WHAT IS A BRIBE?

Directly or indirectly, offering, giving or receiving money, gifts or anything of value to influence someone to do something that is improper, in violation of his or her duty or illegal, or to secure an improper advantage.

Payments

You may not offer, pay or authorize payment of money or anything of value, either directly or indirectly through any other person, to any person, including to any government official, to improperly influence that person in connection with Weyerhaeuser business.

“Government official” includes:

•	any government employee

•	any person acting in an official capacity on behalf of a government

•	any director, officer or employee of a company that is owned in whole or in part by a government

•	any director, officer or employee of a public international organization, such as the World Bank

•	any official of a political party or candidate for political office

Agents and Consultants

Our anti-bribery standards also apply to third parties who act on our behalf or for our benefit. Our agents, consultants, sales representatives and distributors may not make payments or take any other action that would violate these standards. Improper activity by third parties can result in liability for Weyerhaeuser.

You may use third parties only after adequate due diligence and only with a written contract that requires compliance with these standards. Contact the Law Department if you have questions or need assistance.

Facilitation Payments

Facilitation payments are strictly prohibited under Weyerhaeuser’s anti-bribery policy.

In some countries, small payments, often called “expediting” or “facilitation” payments, may be expected to secure performance of or expedite a routine governmental action. Although these payments may be considered a normal business practice in some places, we do not pay facilitation payments.

WHAT ARE FACILITATION PAYMENTS? Small, unofficial payments to public officials to obtain or speed up routine or administrative government services.

Promotional Activities

Certain payments and activities for the promotion or demonstration of the company’s products and services are allowed under these standards. These must be lawful under the laws of the local country and must be reasonable in amount and directly related to our sales and marketing activities. Examples that are permitted are courtesy gifts, product samples and expenses related to a site visit.

Remember, it is never appropriate to give gifts or offer entertainment if doing so would violate our policy. Extra caution should be taken when interacting with government officials. We must also be sensitive to the recipient’s policies regarding gifts and entertainment. (See Gifts and Entertainment section.)

Political Contributions

You must get advance approval from Corporate Affairs and the Law Department before making any internatiomal political contributions on behalf of the company.

Use of Company Funds

You may not use funds for any purpose that would violate the laws or regulations of any country.

Company Records

All books, records and accounts must comply with Weyerhaeuser’s accounting policies.

Investors rely on Weyerhaeuser to provide accurate information so they can make good decisions. Similarly, company management depends on accurate business information and requires effective internal controls. All books, records and accounts must accurately and completely reflect transactions and events.

Investments

The company may make investments in entities and businesses, including joint ventures, partnerships or acquisitions, only after adequate due diligence and only with a written agreement that requires compliance with these standards.

UNDERSTAND OUR ANTI-BRIBERY POLICY

•  Do not offer or pay bribes to anyone

•  Know your customer or agent

•  Facilitation payments are prohibited

•  Transactions should be transparent

•  Keep accurate books and records

•  Gifts and entertainment should be reasonable

•  Report actual or suspected violations and seek advice from the Law Department

•  Retaliation for reporting concerns is not tolerated

See Anti-Bribery Training and Compliance Program on the Weyerhaeuser intranet.

INTERNATIONAL TRADE

We comply with applicable national and international laws and regulations when importing and exporting products and goods.

Because Weyerhaeuser is based in the United States, all company locations must comply with the trade regulations, sanctions, boycotts and embargoes imposed or approved by the U.S. government. Other countries may impose trade regulations that differ from those of the U.S. government. If you believe there is a conflict between U.S. laws or regulations and the laws or regulations of another country, contact the Law Department.

ANTI-MONEY LAUNDERING

Money laundering is conducting a transaction designed to conceal or disguise the source, ownership, control or location of funds or to make unlawful funds appear legitimate. Weyerhaeuser does not condone or facilitate money laundering. All employees must be alert for “red flags,” such as an unusual payment request, unusual source of funds or return of a product for cash. If a transaction appears suspicious, contact the Law Department.

DATA PRIVACY

Weyerhaeuser respects the privacy of our employees, customers and suppliers. We are committed to complying with the data protection and privacy standards in the countries in which the company does business.

HUMAN RIGHTS

Weyerhaeuser respects and supports human rights and individual freedoms. Human rights are the basic standards of treatment to which all people are entitled, regardless of factors such as nationality, gender, race or economic status.

Weyerhaeuser’s policy of respecting and supporting human rights includes the following:

•	Fair Working Conditions — We adhere to employment laws in the jurisdictions where we operate, and in many cases exceed these minimum standards.

•	Freedom of Engagement — We prohibit the use of chattel slaves, forced labor, bonded laborers or coerced prison labor.

•	Freedom of Association — We respect the right of employees to freely choose to organize and bargain collectively, as stated in our labor principles. Managers also have the right to provide accurate and timely information to employees in an atmosphere free from coercion or manipulation.

•	Relationships with Indigenous People — We respect indigenous cultures and legally recognized rights and status.

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Weyerhaeuser expects all employees to conduct business in a legal and ethical manner that supports and respects human rights. We also expect suppliers and contractors to act in accordance with our supplier code of ethics. (See Suppliers, Contractors and Customers section.)

See Human Rights Core Policy on Weyerhaeuser.com.

Suppliers, Contractors and Customers

Supplier, contractor and customer relationships can involve issues of law and business ethics.

The following summary supplements, but does not replace, specific guidelines affecting purchasing or sales policies, such as those developed in general for the company or in particular by individual business units or departments.

Employee Responsibilities and Company Expectations

Employees are responsible to treat company suppliers, contractors and customers fairly, honestly and with integrity and respect. Weyerhaeuser expects company suppliers, contractors and customers to commit to ethical business standards. Weyerhaeuser’s supplier code of ethics establishes clear expectations of ethical behavior by companies and persons who provide goods and services to Weyerhaeuser.

See Supplier Code of Ethics on Weyerhaeuser.com.

Payments, Gifts and Entertainment

Employees may not receive or make payments to purchasing agents or other employees of any supplier, contractor or customer to obtain or retain business or to realize higher or lower prices, including rebates and discounts, for Weyerhaeuser.

Whenever the exchange of gifts or entertainment accompanies business activity with suppliers, contractors and customers, we must comply with the gifts and entertainment standards in this code of ethics. (See Gifts and Entertainment section.)

Confidential Information

Employees must respect our obligation to protect the confidentiality of proprietary information of suppliers, contractors, customers, associations and other outside bodies such as customers’ technical requirements or business plans. Because certain restrictions relating to such information may place an unfair burden on Weyerhaeuser’s future business, an agreement stating the terms of the disclosure of any confidential information must be signed by both parties. Such agreements must be approved by the Weyerhaeuser employee who is accountable for the information and by the Law Department.

Purchases or Sales Independence

Employees may not suggest or imply to suppliers, contractors or customers that purchases or sales by Weyerhaeuser are dependent upon buying from or selling to Weyerhaeuser.

Promotions

Creative promotions are an important tool in the selling and marketing of Weyerhaeuser products. Because promotions are heavily regulated activities, employees must be familiar with laws governing sales incentives, such as drawings, gifts with purchase, giveaways and rebates. Employees also must comply with standards set by our individual businesses regarding promotions.

See Sales Promotions Guidance on the Weyerhaeuser intranet.

Remarks About Others

Employees may not make false, disparaging or misleading remarks to suppliers, contractors or customers about other suppliers, contractors, customers or company competitors or their products or services.

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Gifts and Entertainment

Whenever gifts or entertainment are exchanged in business relationships, there is a risk that it may influence, or appear to influence, a business decision thereby compromising Weyerhaeuser’s reputation, our values and our business ethics standards.

Weyerhaeuser discourages the exchange of gifts to or from any of the company’s current or potential suppliers, contractors, customers or competitors. This standard applies to both employees and immediate family members. Entertainment that is occasional, reasonable in value, and in which both parties participate is consistent with our business ethics standards.

GIFT GUIDELINES

Some functions and businesses may have more restrictive gifts policies. You should understand your function's or business's policies before accepting any gifts and use good judgment. You also should know and respect the recipient's own business ethics policies before offering a gift.

If faced with a situation where a gift cannot be reasonably avoided, the following types of infrequent gifts are acceptable in most cases:

- Gifts of nominal value, such as logo desk items, caps, T-shirts, etc., are acceptable. A "nominal value" gift is one that is easily affordable by most Weyerhaeuser employees.
- Gift baskets are acceptable if they are shared among employees at work.

The following types of gifts should NOT be accepted or given:

- money, including gift certificates or gift cards that can be redeemed for cash
- loans, unless at market rate from a lending institution
- raffle or drawing prizes that are above nominal value
- personal gifts, to avoid the appearance of a close friendship and to avoid bias in making business decisions
- expensive or exclusive gifts and favors, such as:
  - product samples or services for personal use
  - discounts not available to all employees
- any gift or favor that is offered or received during a bidding process
- gifts that either party believes should be concealed

If you receive a gift that doesn't fall within these guidelines, consider the following options:

- Return the gift and explain that Weyerhaeuser standards do not permit you to accept it.
- If returning a gift is not practical or could embarrass the other party, donate the gift to charity or share it with your work group and let your manager know in writing. Tell the giver that you have done so and explain Weyerhaeuser's guidelines on gifts.

ENTERTAINMENT GUIDELINES

Some functions and businesses may have more restrictive entertainment policies. You should understand your function's or business's policies before accepting any entertainment and use good judgment. You also should know and respect the recipient's own business ethics policies before offering entertainment.

Follow these guidelines to make a decision about *accepting* entertainment:

- Both parties must be present.
- The business opportunity should be clearly identified in advance.
- Entertainment may not take place during a bidding process.
- Entertainment should be of nominal value. "Nominal value" entertainment is what is easily affordable by most Weyerhaeuser employees (e.g., lunch during business hours). Expensive entertainment, such as travel and lodging, premier sporting events or big-name concerts is, in most cases, above nominal value and therefore should not be accepted.
- Entertainment should be in a setting appropriate for conducting business.

If you *receive* an offer of entertainment above nominal value, follow these guidelines:

- If the entertainment has a valid business purpose, ask your manager to approve payment of your portion of the expense. If it is not possible to pay for your portion, ask your manager to provide written approval to accept the offer. The entertainment must not appear to obligate you.
- If the entertainment does not have a valid business purpose, it should be turned down.

When you are *offering* entertainment or sponsoring events for customers or other outside business associates, follow these guidelines:

- Obtain advance authorization from your manager if the entertainment is greater than nominal value. Approval is not required for business meals.
- Report entertainment costs accurately for record-keeping purposes.
- Avoid entertainment that may exclude certain persons, such as venues that discriminate against women, people of color and other protected groups. Ensure the event is consistent with Weyerhaeuser's principles of inclusion and is in a setting appropriate for conducting business.

Gifts and Entertainment in International Business

The same principles of ethical business conduct apply in any country when gifts or entertainment are exchanged. However, doing business outside your home country or with visitors from another country requires sensitivity toward the other country’s culture. It is important to understand in advance the expectations for accepting or giving gifts or entertainment.

Extra caution is needed where widely accepted customs of making payments or providing gifts or entertainment risk violating Weyerhaeuser’s Anti-Bribery Policy. Before exchanging gifts with or entertaining suppliers, clients or government officials, observe the following guidelines:

•  Make sure you have read and are in compliance with Weyerhaeuser’s Anti-Bribery Policy and applicable anti-bribery laws.

•  Obtain written approval from your manager if the gift or entertainment has greater than nominal value.

•  Record the gift or entertainment and its value accurately for record-keeping purposes.

It is never appropriate to give or receive gifts or entertain business associates if doing so risks violating Weyerhaeuser’s Anti-Bribery Policy.

See Anti-Bribery Policy on the Weyerhaeuser intranet.

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Q&A

A project manager has used an electrical contractor extensively in a building redesign at a mill. As a "thank you," the contractor offers to wire the project manager's garage at a generous discount. Is this acceptable?

No. Employees who accept gifts from suppliers or other outside business associates may feel obligated to return the favor in some way. In this example, even if there is no pressure, others who are aware of the gift may believe that the project manager is under some obligation to give the contractor future business.

A supplier pays for a Weyerhaeuser buyer to attend a weekend golf trip at a destination resort. Later, the buyer may feel pressure to renew the supplier's contract because she "owes him one"—even if a different supplier offers better value. Is this entertainment acceptable?

No. Employees who accept entertainment from suppliers or other outside business associates may feel pressure to return the favor in some way. In this example, even if there is no pressure, others who are aware of the entertainment may believe that the buyer is under some obligation to give the business to that supplier.

An employee attending a business conference wins a big-screen TV in a current vendor's drawing. Can the employee keep the prize?

No. The raffle prize is not nominal value and accepting the prize could create an obligation or perception issue.

A consultant invites a Weyerhaeuser manager to attend their annual client meeting. The consultant wants to pay for the manager's travel and lodging expenses and accompanying entertainment event. Can the employee accept the offer?

No. Accepting the consultant's offer to pay for the manager's travel and lodging expenses and entertainment may create the appearance of a conflict of interest—that it would influence a future decision about continuing the business relationship with the consultant. In this example, if there is a strong business reason to attend the meeting, the manager should pay for the travel and lodging expenses and entertainment out of his department's budget.

OUR COMMUNITIES AND THE PUBLIC

At Weyerhaeuser, we strive to be a responsible citizen and neighbor and exemplary environmental steward.

We are also committed to maintaining strong relationships with government officials through ethical, responsible and lawful actions.

Environmental Responsibility

Weyerhaeuser is committed to meeting or exceeding applicable environmental laws and regulations through superior environmental management systems and effective risk management. Failure to meet the company’s environmental commitments could result in damage to the environment and the company’s reputation. It could also lead to criminal charges, fines and liabilities and could imperil human health and safety.

Employee Responsibilities

As employees, we must comply with all applicable environmental laws, regulations and policies; identify and respond to public health concerns; and be responsible stewards of natural resources. Employees who are responsible for, or are engaged in, activities or operations that might impact the environment should know and comply with the laws, regulations and policies that relate to these activities.

Resolution Process

If you become aware of a situation or practice that you know or suspect does not comply with environmental laws, regulations or company environmental policies, but are unable to address it personally, you should promptly contact local management; an area environmental manager; corporate Environment, Health and Safety; the Law Department; or Ethics and Business Conduct.

Government Relationships

As Weyerhaeuser employees, we comply with all applicable laws, rules and regulations.

GOVERNMENT AFFAIRS

Weyerhaeuser participates in the political process to help shape public policy and legislation that have a direct effect on the company. This engagement is tied closely to our business strategies and is an important way to build and protect the company’s license to operate. Weyerhaeuser’s involvement includes coalition building, relationship building, advocacy, political contributions and grass-roots activities.

Weyerhaeuser Company

Weyerhaeuser’s involvement in the political process reflects the company’s interests and not those of individual officers or directors. Public policy and legislative priorities are reviewed annually with senior business leaders as well as with the Governance and Corporate Responsibility Committee of the board of directors.

To ensure that we are in compliance with all applicable laws, Weyerhaeuser’s political contributions are managed by Corporate Affairs. Prior approval for any company contribution must be given by the appropriate Corporate Affairs senior manager. No contribution may be given in anticipation of or in return for an official act.

Only authorized employees and contract lobbyists may engage in lobbying activities, as defined by the appropriate jurisdiction, on behalf of the company.

All laws and regulations regarding in-kind contributions, use of corporate facilities and resources, independent expenditures, and gifts and ethics laws must be stringently followed. Employees may not offer, promise or give anything of value to any government official, employee, agent or other intermediary (either domestically or internationally) to improperly influence the exercise of government duties.

Weyerhaeuser Employees

Weyerhaeuser strongly supports employee involvement in the political process and encourages and supports lawful individual activities that involve political parties, candidates or issues. Weyerhaeuser encourages employees to register and exercise their right to vote.

Employees may communicate personal opinions to government officials. However, Weyerhaeuser employees may not use company stationery, the Weyerhaeuser name, work titles or other company resources, such as electronic media, copiers, phones or fax machines, to express personal opinions to government officials or to promote candidates. In addition, personal political contributions will not be reimbursed.

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Weyerhaeuser also may ask employees to communicate with public officials through the company website on important company issues.

No pressure in any form may be directed toward any employee to make any personal political contributions or to support or oppose any ballot measure, political party or the candidacy of any person.

Weyerhaeuser Political Action Committee

Weyerhaeuser sponsors an employee-funded Weyerhaeuser Political Action Committee (WPAC), which solicits voluntary contributions from eligible shareholders and employees. The WPAC is administered and contribution decisions are made by an employee-based WPAC board of trustees. This board consists of employees who represent the functions, all businesses and regions. Contributions to candidates in the United States are based on established criteria, relevant laws and employee recommendations, not political affiliation. Weyerhaeuser encourages eligible employees to be knowledgeable about the WPAC.

GOVERNMENT CONTRACTING

Weyerhaeuser conducts business with the government. Our policy is to fully comply with all applicable laws and regulations that apply to these government contracts and transactions. If you are uncertain about our obligations, contact the Law Department.

GOVERNMENT INVESTIGATIONS, INSPECTIONS AND REQUESTS

It is Weyerhaeuser’s policy to cooperate with reasonable requests for information made by government authorities and agencies. If you receive a routine request for information or for an interview from a government representative, follow your unit’s standard procedures or contact your manager. If you receive a nonroutine request, or if you have any questions, contact your manager and the Law Department.

If you are participating in an investigation or inspection, tell the truth and be accurate about the facts you know directly. Statements to a government representative in a casual conversation have the same significance as statements made during a formal interview.

If you receive a routine request by a government representative to provide access to company records for review, you should make the records available in a convenient location. If you receive a nonroutine request to review records, contact your manager and the Law Department. Do not alter or destroy any records. The Law Department may issue a notice to preserve records in connection with an investigation or inspection. Records covered by a preservation notice must be maintained for later use.

INTEGRITY
LEADS
Weyerhaeuser Ethics and Business Conduct
EthicsLine: (800) 716-3488
WeyerhaeuserEthicsOnline.com
Published in 2016